ARTICLES OF INCORPORATION

The undersigned acting as incorporator(s) to form a corporation under the New Mexico Business Corporation Act
(53-11-1 to 53-18-12 NMSA 1978), adopt(s) the following
Articles of Incorporation for such corporation:


ARTICLE ONE: The namee of the corporation is New Mexico
Software, Inc.

ARTICLE TWO: The period of its duration is Perpertual


ARTICLE THREE: The purpose or purposes for which the corporation is organized are:

Development and distribution of computer software, and the transaction of any lawful business for which a corporation may be incorporated.


ARTICLE FOUR: The aggregate number of shares which the.
corporation shall have authority to issue:

     One Hundred Thousand



ARTICLE FIVE: Any provision limiting or denying to shareholders the preemptive right to acquire unissued or treasury shares, or securities convertible into such shares or carrying a right to subscribe to or to acquire shares is:


     None


ARTICLE SIX: The name of its initial registered agent and the ,street address of the initial registered office in New
Mexico are:

NAME                            ADDRESS

Richard Govatski    6001 Moon Street Albuquerque, New Mexico 87111



ARTICLE SEVEN: The number constituting the initial board of directors (1) and the names and addresses of the persons who have consented to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualify are:

NAME                            ADDRESS

Richard Govatski    6001 Moon Street Albuquerque, New Mexico 87111


ARTICLE EIGHT: The name and address of each incorporator is:

NAME                            ADDRESS

Richard Govatski    6001 Moon Street Albuquerque, New Mexico


Dated: April 2, 1996

                                   /s/Richard Govatski
                                   -----------------------
                                  Signature of lncorcoraror